Exhibit 3.29

State of Delaware Secretary of State Division of Corporations Delivered 05:17 PM 07/30/2013 FILED 04:53 PM 07/30/2013 SRV 130935507 – 5375741 FILE

CERTIFICATE OF FORMATION

OF

CROSSROADS REGIONAL HOSPITAL, LLC

Pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”), the undersigned, desiring to form a limited liability company, does hereby certify as follows:

1.	The name of the limited liability company is Crossroads Regional Hospital, LLC (the “Company”).

2.	The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the registered agent is The Corporation Trust Company.

3.	This Certificate of Formation shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 30th day of July, 2013.

Christopher L. Howard, Authorized Person